Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason Chief Financial Officer (818) 735-8800 Financial Dynamics: Leigh Parrish, Erica Pettit (212) 850-5651, (212) 850-5614

For Immediate Release

GUITAR CENTER, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS

First Quarter Consolidated Net Sales Increased 13.5% to $534.5 Million

First Quarter Net Income Was $17.2 Million, or $0.57 Per Diluted Share

Westlake Village, CA (May 7, 2007) - Guitar Center, Inc. (Nasdaq GS: GTRC) today announced financial results for the first quarter ended March 31, 2007.

Consolidated net sales increased 13.5% to $534.5 million in the first quarter from $470.7 million in the prior year period. Net income in the first quarter was $17.2 million, or $0.57 per diluted share, versus net income of $15.7 million, or $0.55 per diluted share, in the prior year period.

Net income in the first quarter of 2007 included stock-based compensation expense under the Company’s long-term incentive plans (LTIP) of $0.3 million after-tax, or $0.01 per diluted share. Net income in the prior year period included stock-based compensation expense under the LTIP of $2.0 million after-tax, or $0.07 per diluted share, as well as a charge of $0.9 million after-tax, or $0.03 per diluted share, resulting from the retirement of the Company’s previous Chief Financial Officer.

Erick Mason, Executive Vice President and Chief Financial Officer, stated, “We are pleased with our results for the quarter, which exceeded our expectations. Our Guitar Center retail division generated solid sales and operating income, with new stores largely driving our growth in this division. We continued to execute on our store expansion plans with the opening of 12 new Guitar Center stores, including the acquisition of the former Victor’s House of Music location in Paramus, New Jersey. In our direct response division, we achieved better than expected sales from GuitarCenter.com, which continues to generate strong results and enhance Guitar Center’s brand equity. In addition, both the integration of Woodwind and Brasswind as well as the new direct response fulfillment center are proceeding in line with our plans. Finally, our Music & Arts division generated better than expected sales growth primarily as a result of strong instrument sales.”

Guitar Center Stores

During the quarter, the Company opened five primary format Guitar Center stores, including one primary format store as a result of the Victor’s House of Music acquisition, as well as seven secondary format stores. Net sales from Guitar Center stores increased 11.6% to $378.5 million from $339.3 million in the first quarter 2006, with sales from new stores contributing $37.0 million and representing 94.4% of the total increase. Comparable store sales for the Guitar Center stores increased 0.7%. Gross profit was 27.1% in the first quarter compared to 27.2% in the same period last year. The decrease primarily reflects higher occupancy costs partially offset by a higher selling margin. Selling, general and administrative expenses for the Guitar Center stores were 21.0% of net sales, compared to 21.1% of net sales in the first quarter of 2006.

Direct Response

Direct response net sales for the quarter increased 18.4% to $116.4 million from $98.3 million in last year’s first quarter. Net sales of the existing direct response business increased 9.1% over 2006, representing 49% of the year-over-year sales increase. Woodwind and Brasswind, which was acquired on February 9, 2007, contributed 51% of the increase in direct response net sales. Gross profit improved to 29.9% for the quarter compared to 29.2% in the prior year period, reflecting a higher selling margin. Selling, general and administrative expenses for the first quarter were 23.4% of net sales compared to 22.9% in the same period last year. The increase primarily reflects the effects of the Woodwind and Brasswind acquisition.

Music & Arts

Net sales from the Company’s Music & Arts division increased 19.3% to $39.6 million in the first quarter from $33.2 million in the first quarter of 2006. Comparable sales for the Music & Arts division increased 2.6% in the quarter. First quarter gross profit for Music & Arts was 42.9% compared to 46.5% in the same period last year, reflecting a lower selling margin due to a shift in product mix and higher occupancy costs. Selling, general and administrative expenses were reduced to 43.3% of net sales compared to 45.1% in the first quarter of 2006, primarily reflecting reduced intangibles amortization and lower expense under the LTIP.

Business Outlook

In the second quarter to date, the Company has opened one secondary format store in Killeen, Texas.

Based on current business and economic conditions, the Company continues to anticipate consolidated net sales in the second quarter of 2007 will range between $520 million and $535 million.  Comparable store sales for the Company’s Guitar Center stores are expected to be approximately flat to an increase of 2%.  Earnings per diluted share for the second quarter are expected to be $0.35 to $0.41, including an expense of approximately $0.01 to $0.02 per diluted share related to the LTIP.  In addition, while our guidance for the balance of the year remains unchanged from that provided on February 26, 2007, we have updated our full year expectations to take into consideration our better than expected first quarter results. We currently anticipate consolidated net sales in 2007 will range between $2.302 billion and $2.355 billion and diluted earnings per share for the year will range between $2.52 and $2.71, inclusive of stock-based compensation expense in the range of $0.28 to $0.30 per diluted share.

The comments regarding future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements.”

Teleconference and Webcast

Guitar Center will host a conference call and webcast today, May 7, at 2:00 p.m. PT (5:00 p.m. ET) to discuss first quarter financial results. Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of the Company’s corporate web site at www.guitarcenter.com. To access the call, please dial 888-791-6347 (domestic) or 706-645-9246 (international). The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.earnings.com. A replay of the call will be available through May 14, 2007 and can be accessed approximately one hour after the end of the call by dialing 800-642-1687 (domestic) or 706-645-9291 (international); pin number 6795157. A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment. Our retail store subsidiary presently operates more than 210 Guitar Center stores across the United States. In addition, our Music & Arts division operates more than 95 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students. We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalogs and websites, including www.musiciansfriend.com, www.guitarcenter.com, www.wwbw.com and www.music123.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in 2007. Sales and earnings trends are affected by many factors including among others, world and national political events, general economic conditions, the effectiveness of our promotion and merchandising strategies, our ability to integrate and profitably operate acquired businesses such as Woodwind and Brasswind, the efficient operation of our supply chain, including the continued support of our key vendors, our effective management of business risks, including litigation, and competitive factors applicable to our retail and direct response markets. In addition, during the recent past we have experienced greater fluctuations in weekly and monthly operating results than has been our historic experience and this volatility has, and is likely to continue to, reduce the reliability of our future revenue and earnings guidance.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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